Exhibit 11.1
                                                                     Page 1 of 1


                     THE BISYS GROUP, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (In Thousands, Except Per Share Data)


                                        Three Months Ended  Nine months Ended
                                             March 31,           March 31,

                                         1996      1995      1996       1995
                                        ------   --------   ------    --------
                                                (Restated)           (Restated)
Net earnings (loss) attributable to
  common stock  . . . . . . . . .       $9,444   $(15,123)  $21,716   $(7,113)
                                       =======   ========   =======  =========

Weighted average number of
  common shares outstanding . . .       23,549     22,753    23,337    22,708

Common shares issuable under
  stock option plans  . . . . . .        2,938      2,801     2,949     2,751

Less shares assumed repurchased
  with proceeds . . . . . . . . .       (1,564)    (1,346)   (1,670)   (1,393)
                                       -------    -------    ------   -------

Weighted average common and common
  equivalent shares outstanding .       24,923     24,208    24,616    24,066
                                       =======   ========   =======   =======

Net earnings (loss) per common share    $ 0.38   $  (0.62)    $0.88    $(0.30)
                                       =======   ========   =======   =======


Fully-diluted and primary earnings per share are the same for each period presented.